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                     November 8, 2022

       Charles Lauber
       Executive Vice President and Chief Financial Officer
       A. O. Smith Corporation
       11270 West Park Place
       Milwaukee, Wisconsin 53224

                                                        Re: A. O. Smith
Corporation
                                                            Form 10-K for
Fiscal Year Ended December 31, 2021
                                                            Filed February 11,
2022
                                                            File No. 001-00475

       Dear Charles Lauber:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Manufacturing